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EXHIBIT 5.--OPINION OF COUNSEL

                                 FROST & JACOBS
                                 2500 PNC Center
                              201 East Fifth Street
                              Post Office Box 5715
                           Cincinnati, Ohio 45201-5715
                                 (513) 651-6800

                                              December 18, 1995

First Financial Bancorp.
300 High Street
Hamilton, Ohio  45012-0476

         Re:      First Financial Bancorp.
                  Form S-4 Registration Statement
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Gentlemen:

         We are counsel for First Financial Bancorp., an Ohio corporation (the "Company"), which is named as the registrant in the Registration Statement on Form S-4 which is being filed on or about December 22, 1995 with the Securities and Exchange Commission for the purpose of registering under the Securities Act of 1933, as amended (the "Act"), certain common shares, par value $8.00 per share (the "Common Shares"), of the Company.

         With respect to the Common Shares being registered pursuant to such Registration Statement as filed and as it may be amended, it is our opinion that the Common Shares, when issued and paid for pursuant to the Plan and Agreement of Merger dated as of September 11, 1995 between First Financial Bancorp. and F & M Bancorp, will be validly issued, fully paid and non-assessable.

         We hereby consent to the reference to our firm under the caption "Legal Matters" in the Registration Statement.

                                              Very Truly Yours,
                                              Frost & Jacobs

NG/gam